VOTING AGREEMENT


     This Voting Agreement is entered into as of May 17, 1996 by Brett Wilcox ("Wilcox") for the benefit of the United Steelworkers of America, Local 8147, whose members are employed at the Columbia Aluminum Corporation smelter in Goldendale, Washington and related unloader facility in Portland, Oregon (the "Union").


                                    RECITALS

     A. Columbia Aluminum Corporation ("CAC") and Wilcox, among other parties, have entered into binding agreements with respect to a series of related transactions through which Wilcox and his affiliates will acquire a controlling interest in Goldendale Holdings Company ("Parent"), which will own 100 percent of the outstanding capital stock of CAC. Immediately following the transactions, CAC's name will be changed to Goldendale Aluminum Company.

     B. Following the transactions, Wilcox will cause Parent to elect to the Board of Directors of CAC (1) one nominee designated by the Union, and (2) two nominees who have no significant continuing business relationship with Wilcox or any entity controlled by Wilcox.

     C. In consideration of the covenants and agreements of the Union set forth in the Collective Bargaining Agreement dated April 7, 1996 between CAC and the Union (the "Labor Agreement"), Wilcox has agreed to the following restrictions governing voting rights with respect to the shares of Common Stock of CAC held by Parent (the "Shares").


                                    AGREEMENT

     1. Commencing May 22, 1996, at any annual or special meeting of shareholders of CAC called for the purpose of electing directors, or in any action with respect to the election of directors taken by written consent of shareholders, Wilcox will cause Parent to vote the Shares in such a manner as to ensure that all times during the term hereof: a) the CAC Board will consist of not more than five directors; b) not less than one director will be a nominee of the Union designated by the President of the United Steelworkers of America International Union, Pittsburgh, Pennsylvania, and c) not less than two directors will be nominees of Wilcox having no significant continuing business relationship with Wilcox or any entity controlled by Wilcox.

     2. This Agreement will commence as of the date set forth above and shall continue for such time as the United Steelworkers of America represents the collective

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bargaining unit of CAC's Goldendale, Washington aluminum smelter; except that with respect to clauses a) and c) of paragraph 1 the Agreement shall continue until the earlier of (i) termination of the initial term of the Labor Agreement, or (ii) such time, if any, as the Shares are transferred but only if pursuant to foreclosure of the Shares under the terms of the Pledge Agreement entered into at the Closing of the above transaction between Parent and its senior lenders.

     3. Wilcox acknowledges that monetary damages alone cannot provide an adequate remedy with respect to the covenants and benefits of this Agreement bargained for by the Union, and agrees that Union will be entitled to seek specific performance and injunctive relief to enforce this Agreement in the federal or state courts of Oregon. Wilcox will pay reasonable attorney fees incurred by the Union to the extent the union prevails in any such action.

     4. This Agreement will be governed by the laws of Washington and will be binding upon the successors and assigns of Wilcox.


                                       BRETT E. WILCOX
                                       -----------------------------------
                                       Brett E. Wilcox


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